Exhibit 10.4

EXECUTION COPY

Merrill Lynch Financial Markets, Inc.

4 World Financial Center, 5th Floor

New York, New York 10080

Attention: Corporate Derivatives

Facsimile No.: (212) 738-1069

Telephone No.: (212) 449-6763

September 9, 2008

To: Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Attention: Treasurer

Telephone No.:   (479) 290-4000

Facsimile No.:      (479) 757-6868

Re: Call Option Transaction (Reference No. 088593422)

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between Merrill Lynch Financial Markets, Inc. (“Dealer”) represented by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Agent”), as its agent, and Tyson Foods, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the prospectus dated September 4, 2008, as supplanted by the prospectus supplement dated September 10, 2008 (collectively, the “Prospectus”) relating to the USD 450,000,000 principal amount of 3.25% Convertible Senior Notes due October 15, 2013, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty pursuant to an indenture dated June 1, 1995 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the supplemental indenture between Counterparty and the Trustee to be dated September 15, 2008 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). In the event of any inconsistency between the terms defined in the Prospectus, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Prospectus. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Prospectus, the descriptions thereof in the Prospectus will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Base Indenture or the Supplemental Indenture, as the case may be, herein are references to the Base Indenture or the Supplemental Indenture, as the case may be, as in effect on the date of its execution and if the Base Indenture or the Supplemental Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 9, 2008

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The Class A Common Stock of Counterparty, par value USD 0.10 per Share (Exchange symbol “TSN”)

Number of Options:	450,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	50%

Option Entitlement:	As of any date, a number equal to the product of the Applicable Percentage and the Conversion Rate as of such date (as defined in the Supplemental Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 4.04(g), Section 4.04(h) or to Section 4.06 of the Supplemental Indenture), for each Convertible Note.

Strike Price:	USD 16.8937

Premium:	USD 45,990,000.00

Premium Payment Date:	September 15, 2008

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Conversion Date and ending on, and including, the Scheduled Valid Day immediately preceding the first day of the relevant Settlement Averaging Period in respect of such Conversion Date; provided that in respect of Exercisable Options relating to Convertible Notes for which the relevant Conversion Date occurs on or after June 15, 2013, the final day of the Exercise Period shall be the Scheduled Valid Day immediately preceding the Expiration Date.

Conversion Date:	With respect to any conversion of Convertible Notes, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Notes satisfies all of the requirements for conversion thereof as set forth in Section 4.02(b) of the Supplemental Indenture.

Exercisable Options:	In respect of each Exercise Period, a number of Options equal to the number of Convertible Notes surrendered to Counterparty for conversion with respect to such Exercise Period but no greater than the Number of Options.

Expiration Time:	The Valuation Time

Expiration Date:	October 15, 2013, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day prior to the scheduled first day of the Settlement Averaging Period for the Exercisable Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Exercisable Options relating to Convertible Notes with a Conversion Date occurring on or after June 15, 2013, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Exercisable Options.

Settlement Terms:

Settlement Method:	Net Share Settlement

Net Share Settlement:	Dealer will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to (A) the sum of the quotients, for each Valid Day during the Settlement Averaging Period for such Exercisable Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (z) such Relevant Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided, however, that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number “zero”.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Valid Day:	“Valid Day” means a “Trading Day” as defined in the Supplemental Indenture.

Scheduled Valid Day:	“Scheduled Valid Day” means a “Scheduled Trading Day” as defined in the Supplemental Indenture.

Relevant Price:	On any Valid Day, the “Daily VWAP” as defined in the Supplemental Indenture; provided that in the event that Daily VWAP is no longer specified under the heading “Bloomberg VWAP” on Bloomberg page TSN.N <equity> AQR (or its equivalent successor if such page is not available) and Dealer disagrees on a good faith, commercially reasonable basis with a determination of the “Daily VWAP” by Counterparty pursuant to the Supplemental Indenture, the Calculation Agent may make adjustments to such Daily VWAP as it, in its commercially reasonable discretion, determines are appropriate.

Settlement Averaging Period:	For any Exercisable Option, the “Observation Period” for the related Convertible Notes as defined in the Supplemental Indenture.

Settlement Date:	For any Exercisable Option, the date Shares will be delivered with respect to the Convertible Notes related to such Exercisable Options, under the terms of the Supplemental Indenture.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 4.04 of the Supplemental Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to Section 4.04(g), Section 4.04(h) or Section 4.06 of the Supplemental Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Supplemental Indenture (other than Section 4.04(g), Section 4.04(h) and Section 4.06 of the Supplemental Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in clauses (i) – (iv) of Section 4.07 of the Supplemental Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.04(e) of the Supplemental Indenture.

Consequence of Merger Events/Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares as set forth in Section 4.06 of the Supplemental Indenture; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder and a prior written request by Counterparty, the Calculation Agent shall provide Counterparty a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

5. Account Details:

(a)	Account for payments to Counterparty:

JPMorgan Chase Bank

1 Chase Manhattan Plaza

New York, NY

ABA # 021000021

Account Name: Tyson Foods, Inc.

Account No.: 304182427

Account for delivery of Shares to Counterparty:

To be provided by Counterparty

(b)	Account for payments to Dealer:

To be provided by Dealer

Account for delivery of Shares from Dealer:

To be provided by Dealer

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is:

4 World Financial Center, 17th Floor, New York, New York 10080

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

Attention: Treasurer

Telephone No.: (479) 290-4000

Facsimile No: (479) 757-6868

(b)	Address for notices or communications to Dealer:

Merrill Lynch Financial Markets, Inc.

4 World Financial Center, 17th Floor

New York, New York 10080

Merrill Lynch Financial Centre

Attention: Manager of Equity Documentation

Facsimile No.: (917) 778-0835

Telephone No.: (212) 449-1951

8. Representations and Warranties of Counterparty

The representations and warranties of Counterparty set forth in Section 1 of the Convertible Notes Underwriting Agreement (the “Underwriting Agreement”) dated as of September 9, 2008 among Counterparty, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the Underwriters are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer that:

(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	Counterparty is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	It is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Counterparty is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	Counterparty has total assets in excess of USD 10,000,000;

(B)	the obligations of Counterparty hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Counterparty has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Counterparty’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Counterparty in the conduct of Counterparty’s business.

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty.

9. Other Provisions:

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 268 million (in the case of the first such notice) or (ii) thereafter more than 15 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of this Transaction.

(c)	Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M, (ii) the distribution of the Convertible Notes and (iii) the distribution of Shares pursuant to a prospectus dated September 4, 2008, as supplemented by the prospectus supplement dated September 9, 2008. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. (i) Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including, but not limited to, the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii) Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction:

(A)	to any of Dealer’s affiliates, whose obligations would be guaranteed by Merrill Lynch & Co., Inc.; or

(B)	to any third party with a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than the lesser of (x) the credit rating of Merrill Lynch & Co., Inc. at the time of the transfer and (y) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer, but only if:

(a)	Dealer, in its reasonable discretion, determines that (1) the number of shares that Dealer Group directly or indirectly beneficially owns (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) is more than 6% of Counterparty’s outstanding Shares or (2) the quotient of (x) the product of (A) the Number of Options and (B) the Option Entitlement divided by (y) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) is more than 14.5%; and

(b)	Dealer determines that any of the following has occurred: (1) Counterparty’s outstanding Shares (subject to any adjustments by the Calculation Agent for share split, share combination or similar events) provided herein, is less than 290 million;

(2) Counterparty has not fully performed its notice obligations under Section 9(b); or

(3) based in part upon advice of counsel and as a result of events occurring after the Trade Date, Dealer determines that it would be inadvisable for it to engage in any alternative hedging transactions or other arrangements (other than transfer, assignment or termination of this Transaction), which would enable it to reduce its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promoted thereunder).

Dealer shall promptly provide Counterparty a written notice of such transfer or assignment pursuant to this clause (ii). “Dealer Group” means Dealer and each business unit of its affiliates subject to aggregation with Dealer under Section 13 of the Exchange Act and rules promulgated thereunder.

(iii) If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment pursuant to clause (ii) above, when the Transaction is assignable or transferable pursuant to such clause, on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer, of a sufficient number of Options to reduce (1) the number of shares that Dealer Group directly or indirectly beneficially owns (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty’s outstanding Shares or less or (2) the Option Equity Percentage to 14.5% or less, Dealer may designate any Exchange Business Day as an Early

Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (1) the number of Shares that Dealer Group directly or indirectly beneficially owns (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) following such partial termination will be equal to or less than 7.5% of Counterparty’s outstanding Shares or (2) the Option Equity Percentage following such partial termination will be equal to or less than 14.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (2) Counterparty shall be the sole Affected Party with respect to such partial termination and (3) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).

(iv) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on the Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(a)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (all of which shall be on or prior to such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(b)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(c)	if the Net Share Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Net Shares will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (a) above.

(g)	Matters Relating to Agent.

(a)	Agent will be responsible for the operational aspects of the Transactions effected through it, such as record keeping, reporting, and confirming Transactions to Company and Dealer;

(b)	Unless Company is a “major U.S. institutional investor,” as defined in Rule 15a-6 of the Exchange Act, neither Company nor Dealer will contact the other without the direct involvement of Agent;

(c)	Agent’s sole role under the Agreement and with respect to any Transaction is as an agent of Company and Dealer on a disclosed basis and Agent shall have no responsibility or liability to Company or Dealer hereunder except for gross negligence or willful misconduct in the performance of its duties as agent. Agent is authorized to act as agent for Dealer, but only to the extent expressly required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder. Agent shall have no authority to act as agent for Company generally or with respect to transactions or other matters governed by this Agreement, except to the extent expressly required to satisfy the requirements of Rule 15a-6 or in accordance with express instructions from Company.

Certain Important Information:

Dealer is an OTC Derivatives Dealer registered with the U.S. Securities and Exchange Commission (SEC). Applicable SEC rules require us to provide you with the following information regarding SEC regulation of OTC Derivatives Dealers: Dealer is exempt from the provisions of the Securities Investor Protection Act of 1970 (SIPA), including membership in the Securities Investor Protection Corporation (SIPC). Therefore, your account is not covered by SIPA protection. Except as otherwise agreed in writing by you and us, Dealer may repledge and otherwise use in its business collateral you have pledged to Dealer under the Agreement. Collateral you have pledged to Dealer will not be subject to the requirements of Securities Exchange Act Rules: 8c-1 and 15c2-1 regarding hypothecation of collateral; 15c3-2 regarding free credit balances; or 15c3-3 regarding custody of securities and calculations of a reserve formula applicable to a fully regulated SEC registered broker or Dealer. In the event of a Dealer’s failure (by insolvency or otherwise), you would likely be considered to be an unsecured creditor of Dealer as to any collateral pledged to Dealer under the Agreement.

Dealer is incorporated in Delaware and is a direct, wholly owned subsidiary of Merrill Lynch & Co., Inc. Dealer has entered into this transaction as principal through Agent as its agent. The time of this Transaction shall be notified to the Company upon request.

(h)	Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.04 per Share per quarter.

(i)	Additional Termination Events. (i) Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 5.01 of the Supplemental Indenture which results in acceleration of Counterparty’s payment obligation under the Convertible Notes pursuant to the terms of the Indenture, then such acceleration shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such event of default (A) Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction and (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) Notwithstanding anything to the contrary in this Confirmation, the giving of any Notice of Exercise shall constitute an Additional Termination Event hereunder with respect to the number, if any, of Exercisable Options specified in such Notice of Exercise as corresponding to a conversion of Convertible Notes to which the provisions of Section 4.06 of the Supplemental Indenture apply. Upon receipt of any such Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (such day to occur as close as practicable, in Dealer’s commercially reasonable judgment, to the settlement date of the relevant Convertible Notes), with respect to the portion of this Transaction corresponding to number of such Exercisable Options so specified. The amount payable by Dealer to Counterparty pursuant to Section 6 of the Agreement upon such early termination shall be satisfied solely by delivery by Dealer to Counterparty of a number of Shares (and cash in lieu of fractional Shares) equal to the lesser of:

(1) the product of (i) the Applicable Percentage and (ii) the aggregate number of Shares, if any, that Counterparty is required to deliver to the holders of the relevant Convertible Notes, after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 4.06 of the Supplemental Indenture and

(2) the number of Shares equal to (i) the amount (the “Unwind Amount”) calculated pursuant to Section 6 of the Agreement in respect of such Additional Termination Event (without regard to this section) divided by (ii) a price per Share determined by the Calculation Agent; provided that for the purposes of determining the Unwind Amount, (A) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event, (B) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; and (C) for the avoidance of doubt, the Calculation Agent (i) shall take into account the time value of this Transaction from the Early Termination Date to the Expiration Date and (ii) shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 4.06 of the Supplemental Indenture; provided further that in case of a partial termination, an Early Termination Date shall be designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the terminated portion and such Transaction shall be the only Terminated Transaction.

For the avoidance of doubt, (A) at the effective time of a Merger Event, each Share shall be deemed a unit of Reference Property and (B) the number of Shares (and cash in lieu of fractional Shares) payable by Dealer to Counterparty pursuant to this Section 9(i)(ii) upon such early termination shall be no less than the aggregate number of Net Shares for each Option terminated pursuant to this Section 9(i)(ii), determined by the Calculation Agent as if such early termination had not occurred, excluding any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 4.06 of the Supplemental Indenture.

(j)	Amendments to Equity Definitions. (i) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(k)	Setoff. Each party waives any and all rights it may have to setoff, whether arising under any agreement, applicable law or otherwise.

(l)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency, a Merger Event or Tender Offer, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the

Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(m)	Governing Law. New York law (without reference to choice of law doctrine).

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to this Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, whether upon termination, transfer or otherwise, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, use commercially reasonable efforts to make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation or the procedures and documentation for the registered offering referred to above, or if Counterparty has not made available to Dealer an effective registration statement under the Securities Act, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for the proposed private placement of equity securities by similarly situated issuers, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of this Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Reference Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. Dealer may postpone, in whole or in part, any Settlement Date or any other date of valuation or delivery by Dealer or add additional Settlement Dates or any other date of valuation or delivery, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)

Additional Provisions. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall notify Dealer in writing of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

(u)	Receipt or Delivery of Cash. For the avoidance of doubt, other than payment of the Premium by Counterparty, nothing in this Confirmation shall be interpreted as requiring Counterparty to cash settle this Transaction, except in circumstances where such cash settlement is within Counterparty’s control (including, without limitation, where Counterparty elects to receive or deliver cash, where Counterparty fails timely to elect the Share Termination Alternative, or where Counterparty has made Private Placement Settlement unavailable due to the occurrence of events within its control ) or in those circumstances in which holders of the Shares would also receive cash.

(v)	For the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall take into account the time value of this Transaction.

10. ISDA Master Agreement:

(a)	Credit Support Document:

Dealer: Guarantee of Merrill Lynch & Co., Inc. in the form attached hereto as Exhibit B.

Counterparty: Not Applicable.

(b)	Credit Support Provider:

With respect to Dealer: Merrill Lynch & Co., Inc.

With respect to Counterparty: Not Applicable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it by facsimile to the address provided in the Notices section of this Confirmation.

Very truly yours,

MERRILL LYNCH FINANCIAL MARKETS, INC.

By:	/s/ Fran Jacobson
Authorized Signatory
Name: Fran Jacobson

Accepted and confirmed:

Tyson Foods, Inc.

By:	/s/ Dennis Leatherby
Authorized Signatory
Name: Dennis Leatherby

Acknowledged and agreed as to matters to the Agent:

MERRILL LYNCH, PIERCE, FENNER & SMITH, INC.
Solely in its capacity as Agent hereunder

By:	/s/ Brian Carroll
Authorized Signatory
Name: Brian Carroll

GUARANTEE OF MERRILL LYNCH & CO., INC.

FOR VALUE RECEIVED, receipt of which is hereby acknowledged, MERRILL LYNCH & CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (“ML & Co.”), hereby unconditionally guarantees to Tyson Foods, Inc. (“Counterparty”), the due and punctual payment of any and all amounts payable by Merrill Lynch Financial Markets, Inc., a company incorporated in Delaware (“ML”), under the terms of the Confirmation of the Call Option Transaction between Counterparty and ML (ML as Seller), dated as of September 9, 2008 (the “Confirmation”), including, in case of default, interest on any amount due, when and as the same shall become due and payable, whether on the scheduled payment dates, at maturity, upon declaration of termination or otherwise, according to the terms thereof. In case of the failure of ML punctually to make any such payment, ML & Co. hereby agrees to make such payment, or cause such payment to be made, promptly upon demand made by Counterparty to ML & Co.; provided, however that delay by Counterparty in giving such demand shall in no event affect ML & Co.’s obligations under this Guarantee. This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment guaranteed hereunder, in whole or in part, is rescinded or must otherwise be returned by Counterparty upon the insolvency, bankruptcy or reorganization of ML or otherwise, all as though such payment had not been made.

ML & Co. hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Confirmation; the absence of any action to enforce the same; any waiver or consent by Counterparty concerning any provisions thereof; the rendering of any judgment against ML or any action to enforce the same; or any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or a defense of a guarantor. ML covenants that this guarantee will not be discharged except by complete payment of the amounts payable under the Confirmation. This Guarantee shall continue to be effective if ML merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

ML & Co. hereby waives diligence; presentment; protest; notice of protest, acceleration, and dishonor; filing of claims with a court in the event of insolvency or bankruptcy of ML; all demands whatsoever, except as noted in the first paragraph hereof; and any right to require a proceeding first against ML.

ML & Co. hereby certifies and warrants that this Guarantee constitutes the valid obligation of ML & Co. and complies with all applicable laws.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

This Guarantee becomes effective concurrent with the effectiveness of the Confirmation, according to its terms.

IN WITNESS WHEREOF, ML & Co. has caused this Guarantee to be executed in its corporate name by its duly authorized representative.

MERRILL LYNCH & CO., INC.

By:	/s/ Patricia Kropiewnicki
Name: Patricia Kropiewnicki
Date: September 9, 2008